Exhibit 99.1

NCM and AMC Reach Agreement Allowing AMC to

Comply with DOJ’s Final Order on Carmike Merger

Long-Time Partners to Both Benefit from Common Unit Adjustments,

Transfer and Divestiture of Theaters, and Ongoing Cooperation

CENTENNIAL, CO — March 10, 2017 — National CineMedia, Inc. (NCM) and American Multi-Cinema, Inc. (AMC) and have reached an agreement that enables AMC to comply with the Department of Justice’s (DOJ) Final Order on its acquisition of Carmike Cinemas, Inc. while reaffirming the companies’ commitment to their continued partnership.

The key terms of the agreement, which is mutually beneficial to both companies and preserves the integrity of AMC’s Exhibitor Services Agreement (ESA) with NCM which continues until 2037, are as follows:

Common Unit Adjustment for Acquired Carmike Theaters

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AMC will receive over 18.4 million units in NCM LLC as a common unit adjustment for its Carmike acquisition.  Because the Carmike theaters were subject to a pre-existing advertising agreement and will not receive advertising services from NCM, AMC will be obligated to make quarterly payments to NCM reflecting the estimated value of the advertising services at the Carmike theaters as if NCM had provided such services. The quarterly payments (integration payments) will continue until the earlier of (i) the date the theaters are transferred to the NCM network or (ii) expiration of the ESA with NCM. These quarterly payments are expected to offset the cash impact from the decrease in NCM ownership as a result of the issuance of the units issued for the Carmike theaters.

Transfer of Pre-Show Advertising Provider

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NCM consents to the transfer of advertising rights for 17 theaters by AMC to Screenvision, LLC as required by the DOJ’s Final Order for a period of 10 years, after which they will revert to NCM. These Transfer Theaters represent approximately 1% of NCM’s total network theaters;

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To compensate for NCM’s loss of these Transfer Theaters from its advertising network, AMC will return approximately 2.9 million common units as the ordinary common unit adjustment; plus, an additional approximately 1.8 million units valued at approximately $25 million as compensation for NCM’s lost operating income for these theaters during the 10-year term of the DOJ’s Final Order. As a result of these transactions, NCM LLC’s ownership allocation will change, with AMC owning 24.9%, Cinemark owning 17.5%, Regal Entertainment Group owning 17.9%, and NCM owning 39.7%.

Divestiture of Theaters

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AMC will also sell 17 additional theaters as per the DOJ’s Final Order, many of which were previously Carmike theaters. If theaters which were not previously Carmike theaters are sold, then AMC will return an appropriate number of common units to compensate NCM for the loss of those theaters from the NCM advertising network.

•	These theaters may be purchased by any theater exhibitor, including those that are currently part of the NCM advertising network. Thus, the impact on NCM of these sales is yet to be determined. However, at most, they represent approximately 1% of NCM’s total theater network.

Future AMC Growth

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As per the ESA, NCM will continue to benefit from the future growth of the now larger AMC entity under the terms of this long-term agreement, as all new theaters that are built or acquired will automatically become part of NCM’s network.

Cooperation on NCM Equity Divestiture and Retention of NCM Equity

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NCM will cooperate with AMC on its required divestiture efforts to ensure an orderly sale and to help maintain the value of NCM stock, including assisting with pre-marketing tasks as well as participation in other efforts to market the stock.

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During the 10-year term of the DOJ Final Order, AMC will retain at least 4.5% (subject to limited exceptions), but not more than 4.99%, of NCM’s outstanding common stock and NCM LLC’s Common Units, taken together, on a fully converted basis.

Cost Reimbursement

•	AMC will reimburse NCM for its incurred and ongoing costs and expenses related to the agreement between AMC and NCM up to $1 million.

“AMC will continue to be a great partner to NCM, and I am pleased that we both remained committed to the preservation of the integrity of the ESA throughout this process,” said Andy England, CEO of National CineMedia. “This agreement is a win for both of our companies and our shareholders, and is not expected to have a material impact on our financial results in 2017. In fact, we have already signed several new affiliate partners that more than compensate for any AMC attendance losses as a result of the settlement with the DOJ and look forward to welcoming them to the #1 Millennial weekend network in America.”

About National CineMedia (NCM)
National CineMedia (NCM) is America’s Movie Network. As the #1 Millennial weekend network in the U.S., NCM is the connector between brands and movie audiences. More than 700 million moviegoers annually attend theaters that are currently under contract to present NCM’s FirstLook pre-show in over 40 leading national and regional theater circuits including AMC Entertainment Inc. (NYSE:AMC), Cinemark Holdings, Inc. (NYSE:CNK) and Regal Entertainment Group (NYSE: RGC). NCM’s cinema advertising network offers broad reach and unparalleled audience engagement with over 20,500 screens in over 1,600 theaters in 189 Designated Market Areas® (all of the top 50). NCM Digital goes beyond the big screen, extending in-theater campaigns into online and mobile marketing programs to reach entertainment audiences. National CineMedia, Inc. (NASDAQ:NCMI) owns a 43.7% interest in, and is the managing member of, National CineMedia, LLC. For more information, visit www.ncm.com.

Forward Looking Statements

This press release contains various forward-looking statements that reflect management’s current expectations or beliefs regarding future events, including the impact of the common unit adjustment, integration payments, AMC’s future growth and the impact on 2017 financial results.  Investors are cautioned that reliance on these forward-looking statements involves risks and uncertainties.  Although NCM believes that the assumptions used in the forward-looking statements are reasonable, any of these assumptions could prove to be inaccurate and, as a result, actual results could differ materially from those expressed or implied in the forward-looking statements.

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MEDIA CONTACT:

National CineMedia (NCM)

Amy Jane Finnerty
(212) 931-8117
amy.finnerty@ncm.com

INVESTOR RELATIONS:

National CineMedia (NCM)

Ted Watson

800-844-0935

investors@ncm.com